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                                                        Exhibit 8(g)(i)
                      Amendment to Participation Agreement

This Amendment, dated as of __________, 2000, amends the Participation Agreement ("Agreement") dated as of April 15, 1997 among The Life Insurance Company of Virginia, Fidelity Distributors Corporation and Variable Insurance Products Fund III.

WHEREAS, GE Life and Annuity Assurance Company has succeeded to the rights and obligations of The Life Insurance Company of Virginia for all purposes relevant to the Agreement; and

WHEREAS, Variable Insurance Products Fund III now offers multiple classes of shares;

NOW, THEREFORE, the parties hereby agree as follows:

1. GE Life and Annuity Assurance Company assumes all rights and obligations of The Life Insurance Company of Virginia under the Agreement.

2. All references in the Participation Agreement to The Life Insurance Company of Virginia or to the "Company" shall refer to GE Life and Annuity Assurance Company.

3. Section 2.5 is replaced in its entirety with the following:

          2.5. (a) With respect to Initial Class shares, the Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it may make such payments in the future. The Fund has adopted a "no fee" or "defensive" Rule 12b-1 Plan under which it makes no payments for distribution expenses. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have a board of trustees, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

               (b) With respect to Service Class shares and Service Class 2 shares, the Fund has adopted Rule 12b-1 Plans under which it makes payments to finance distribution expenses. The Fund represents and warrants that it has a board of trustees, a majority of whom are not interested persons of the Fund, which has formulated and approved each of its Rule 12b-1 Plans to finance distribution expenses of the Fund and that any changes to the Fund's Rule 12b-1 Plans will be approved by a similarly constituted board of trustees.

4. The Agreement, as supplemented by this Amendment, is ratified and confirmed.

GE Life and Annuity Assurance Company
(successor to The Life Insurance Company of Virginia)

By:    ____________________________
Name:  ____________________________
Title: ____________________________

Fidelity Distributors Corporation           Variable Insurance Products Fund III

By:    ____________________________         By:    ____________________________
Name:  ____________________________         Name:  ____________________________
Title: ____________________________         Title: ____________________________